Exhibit 99.1

            Intelligent Systems Announces Third Quarter 2003 Results



         *** Earnings Conference Call and Webcast at 11 AM Today ***


   NORCROSS, Ga., Nov. 7 /PRNewswire-FirstCall/ -- Intelligent Systems Corporation (Amex: INS) [ www.intelsys.com ] announced today its financial results for the third quarter and year-to-date periods ended September 30, 2003.

    For the nine-month period ended September 30, 2003, Intelligent Systems recorded revenue of $8.7 million, a 19 percent increase compared to the same period last year. Net loss for the nine months ended September 30, 2003 was $3.6 million or $0.81 per share compared to a net loss of $9.5 million or $2.12 for the nine month period in 2002.

    For the three months ended September 30, 2003, the company recorded revenue of $2.7 million, an 8 percent decline compared to revenue of $3.0 million for the same period in 2002. Net loss for the three-month period in 2003 was $2.4 million or $0.53 per share, 11 percent less than the net loss of $2.7 million or $0.60 per share recorded in the third quarter of 2002.

    The increase in revenue in the year-to-date period of 2003 compared to last year reflects an increase in service revenue (which includes professional services and software maintenance revenue) at the company's VISaer and QS Technologies subsidiaries as well as a higher volume of product sales at the company's ChemFree subsidiary.

    The results for the year-to-date period ended September 30, 2003 include net investment income of $3.6 million. In the first half of the year, the company recognized investment income totaling $4.5 million on the settlement of an escrow fund related to the sale in April 2001 of an affiliate company, PaySys International, Inc. to First Data Corporation. Offset against this income was a first-quarter write-down aggregating $719,000 against the carrying value of the company's equity and debt investment in a private technology company, a second-quarter charge of $76,000 to reduce the carrying value of another minority owned start-up company and a third quarter loss of $24,000 on the sale of securities.

    The reduction in the net losses reported in the year-to-date period in 2003 compared to the same period last year is a combination of a 19 percent increase in revenue, a 15 percent reduction in consolidated operating expenses, and the non-recurring investment gain on the escrow settlement. The loss from operations in the three and nine month periods ended September 30, 2003 was $2.5 million and $7.7 million, respectively, which is a reduction of 12 percent and 23 percent, respectively, compared to the same periods last year, mainly due to a reduction in operating expenses.

    In the first nine months of 2003, the company continued to support investment in product development activities at both its CoreCard Software and VISaer subsidiaries for new software products. While the company is incurring significant product development costs in 2003 at these subsidiaries, license revenue related to the new software products will not be recognized until 2004 at the earliest when customer installations are complete. At September 30, 2003, the company had $3.9 million in current deferred revenue comprised of amounts recorded by its four consolidated subsidiaries and $4.6 million in non-current deferred revenue associated with its VISaer subsidiary.


    Conference Call and Webcast Information

    As announced previously, Intelligent Systems has scheduled a conference call for today at 11 AM EST to discuss the results of the third quarter and year-to-date period for 2003. The call-in number is 877-226-7144 (domestic) and 706-679-3941 (international). A live webcast will be available at the same time by logging onto www.intelsys.com and clicking on the webcast icon. An archived version of the webcast will be available for 12 months.


    About Intelligent Systems Corporation

    For thirty years, Intelligent Systems Corporation (Amex: INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. ( www.visaer.com ), QS Technologies, Inc. ( www.qsinc.com ), CoreCard Software, Inc. ( www.corecard.com ), (all software companies) and ChemFree Corporation ( www.chemfree.com )(an industrial products company). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company's website at www.intelsys.com , or by calling the company at 770/381-2900.

    In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures (including pricing), changes in customers' requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, the impact of events such as the war against IRAQ and the SARS epidemic, on the worldwide commercial aviation industry, other geopolitical or military actions, and general economic conditions, particularly those that cause business or government to delay or cancel purchase decisions.


     For further information, call
     Bonnie Herron, 770/564-5504
     or email to bherron@intelsys.com


               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except share amounts)

                    Three Months Ended Sept. 30,  Nine Months Ended Sept. 30,
                       2003            2002           2003         2002
    Revenue
     Products       $ 1,727         $ 1,849        $ 5,231      $ 4,535
     Services         1,021           1,124          3,508        2,838
      Total revenue   2,748           2,973          8,739        7,373
    Cost of revenue
     Products           855             889          2,520        2,202
     Services           755             760          2,597        1,839
      Total cost of
       revenue        1,610           1,649          5,117        4,041
    Expenses
      Marketing         714             725          2,166        2,123
      General &
       administrative   883           1,199          2,917        3,545
      Research &
       development    2,076           2,285          6,256        7,677
    Loss from
     operations      (2,535)         (2,885)        (7,717)     (10,013)
    Other income
      Interest income
      (expense), net      9              30              4          107
      Investment
       income
       (loss), net      (24)           (360)         3,645(a)      (902)
      Equity in
       earnings
       (losses) of
       affiliate
       companies         80              23             47         (103)
      Other income,
       net               74             133            288        1,035
    Loss before
     income tax
     provision
     (benefit)       (2,396)         (3,059)        (3,733)      (9,876)
    Income tax
     provision
     (benefit)           --            (362)          (104)        (350)
    Net loss       $ (2,396)       $ (2,697)      $ (3,629)    $ (9,526)
    Basic and
     diluted net
     loss per share  $(0.53)         $(0.60)        $(0.81)      $(2.12)
    Basic and
     diluted
     weighted
     average
     shares       4,478,971       4,495,530      4,484,954    4,495,530

    a. Includes $4.5 million gain on escrow settlement offset in part by reserves/losses on investments.


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                             September 30, 2003  December 31, 2002
    ASSETS                       (unaudited)         (audited)
    Current assets:
     Cash                            $ 2,320         $ 2,644
     Accounts receivable, net          2,177           3,025
     Notes and interest receivable       223             205
     Inventories                         751             671
     Other current assets                219             213
      Total current assets             5,690           6,758
    Long-term investments              6,639           7,145
    Property and equipment, at cost
     less accumulated depreciation       652             761
    Goodwill                           2,038           2,380
    Intangibles, net                     554             788
    Other assets, net                     28              28
    Total assets                    $ 15,601        $ 17,860

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
     Accounts payable                $ 1,063         $ 1,301
     Deferred revenue                  3,897           1,784
     Deferred gain                       329             428
     Accrued expenses and other
      current liabilities              1,925           1,755
       Total current liabilities       7,214           5,268
    Deferred revenue, net of
     current portion                   4,590           4,813
    Other long-term liabilities            1              27
       Total long term liabilities     4,591           4,840
    Minority interest                  1,516           1,516
    Redeemable preferred stock
     of subsidiary                        --             342
    Total stockholders' equity         2,280           5,894
    Total liabilities and
     stockholders' equity           $ 15,601        $ 17,860



SOURCE  Intelligent Systems Corporation
    -0-                             11/07/2003
    /CONTACT: Bonnie Herron of Intelligent Systems Corporation,
+1-770-564-5504, or bherron@intelsys.com/
    /Web site:  http:// www.intelsys.com
                http:// www.qsinc.com
                http:// www.visaer.com
                http:// www.corecard.com
                http:// www.chemfree.com /
    (INS)

CO:  Intelligent Systems Corporation
ST:  Georgia
IN:  CPR
SU:  ERN ERP CCA MAV